Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact: Jerry Walton
615 J.B. Hunt Corporate Drive	Chief Financial
Lowell, Arkansas 72745	Officer
(NASDAQ: JBHT)	(479) 820-8120

FOR IMMEDIATE RELEASE

J. B. HUNT TRANSPORT SERVICES, INC. ANNOUNCES

UPDATE ON TAX AUDIT

LOWELL, ARKANSAS, March 9, 2005 - J. B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced today an update on a previously disclosed tax matter.

As previously announced, we received a notice in December, 2003 from the Internal Revenue Service (IRS) proposing adjustments and additional income taxes due for our 1998 and 1999 tax years.  We have not received any new communication from the IRS since the last update in our Form 10-Q filed in October, 2004.  We have, however, become aware of the settlement of another tax case occurring in late February, 2005 which was subsequent to the release of our 2004 financial results.  We are not privy to the facts, circumstances, or criteria used to settle the case recently concluded between the IRS and another transportation company and, therefore, we cannot ascertain the significance, if any, of the announced settlement with respect to our tax matter.  However, based upon the advice of our external public accountants prompted by this subsequent event, we have established a reserve for a contingent tax liability in the amount of $33.6 million (including estimated accrued interest) for the fiscal year ended December 31, 2004.  The final resolution of the audit may result in tax liabilities that are lower than the accrual established.

Subsequent to recording this reserve, net earnings for the year ended December 31, 2004 will be $146.3 million compared to $179.9 million as previously announced.  Diluted earnings per share for the year ended December 31, 2004 will be $1.75 vs. the previously announced $2.15.  We have now fully reserved the tax benefit that is the subject of the IRS notice and expect no further adverse financial impact attributable to this issue.  We will continue to accrue estimated interest expense until the matter is resolved.  We currently estimate this charge to be approximately $600,000, before tax, each quarter.

We continue to believe our tax positions comply with applicable tax law for which we received advice and opinions from our external public accountants and attorneys prior to entering into the transactions in 1999 and intend to vigorously defend our position through applicable IRS administrative and judicial procedures, as appropriate.  In earlier preliminary discussions with the IRS Appeals Division we were informed that the IRS Examination Division had been instructed to perform additional work since the case had not been developed adequately for the appellate hearing.  To date, we have not been contacted by the IRS Examination Division to provide any additional information.  If a resolution of the matter cannot be reached in the appeals process, the IRS will likely forward a 90 day letter, also known as a Notice of Deficiency.  A resolution of the dispute could occur at any point in the administrative process or could extend through a trial and court appeals.

This press release contains forward-looking statements, which are based on information currently available.  Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 7 of our Annual Report filed on Form 10-K for the year ended December 31, 2003. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason.  This press release and related information will be available immediately to interested parties at our web site, www.jbhunt.com.